Exhibit 99.1

News Release

Date:	Monday, March 15, 2010

Contact:	Mike Mayer, CEO	Vince Rees, President
	828-697-3101	828-697-3102

Release Date:	For Immediate Release

1st Financial Services Corporation Reports Fourth Quarter

And Full Year 2009 Results

HENDERSONVILLE, N.C./ March 15/ PRNewswire 1st Financial Services Corporation (the “Company”), Hendersonville, North Carolina (OTCBB: FFIS), the parent company of Mountain 1st Bank and Trust Company (the “Bank”), announced financial results for the fourth quarter and full year ending December 31, 2009. For the quarter ending December 31, 2009, the Company reported a net loss available to common stockholders of $9.9 million or $1.98 per basic and diluted share. This represents an increase of $8.3 million as compared with the Company’s net loss of $1.6 million or $0.32 per basic and diluted share reported during the same period in 2008. The decrease in quarterly net income was driven primarily by a $11.0 million charge to provision expense, an increase of $6.7 million over the same period in 2008.

For the year ending December 31, 2009, the Company reported a net loss available to common shareholders of $19.6 million or $3.91 per basic and diluted share, compared to net income of $207 thousand or $0.04 per basic and diluted share for the year ending December 31, 2008. The decrease in net income was driven primarily by $29.9 million in provision expense, an increase of $23.4 million over the provision for loan losses taken the prior year. Also adversely impacting net income was an increase of FDIC deposit insurance premium assessments of $1.3 million over the prior year. This additional assessment has been levied on all FDIC insured banks based on asset size. Excluding both the increase in provision for loan losses and the increase in FDIC deposit insurance premium assessments, the Company showed a slight increase in income for 2009 over 2008.

The Company’s assets increased $85.9 million or 12.1% to $793.0 million as of December 31, 2009, compared to $707.1 million at December 31, 2008. Loans decreased by $25.3 million or 4.3% to $558.7 million as of December 31, 2009, compared to $584.0 million on December 31, 2008. Total deposits increased by $82.3 million or 13.9% to $673.3 million as of December 31, 2009, as compared to $591.0 million at December 31, 2008.

101 Jack Street

Hendersonville, NC 28792

828-697-3100

Mike Mayer, CEO, stated, “2009 was a difficult year as we experienced continued deterioration in our portfolio. In the third and fourth quarters we took aggressive action to identify troubled loans and establish increased reserves against this portfolio. These actions included conducting an exhaustive internal and external review of our loan portfolio, remediating our loan files and hiring additional staff to work through our problem loans. These actions, coupled with a new Loan Loss Allowance Model, led to the increased reserves taken in the second half of the year. After the increase in Loan Loss Reserve the Bank remains adequately capitalized.

“Our plan for 2010 is to concentrate on our core competencies. We have a solid retail distribution system with an outstanding customer service culture. We have added significant liquidity to the balance sheet through strong deposit growth during the year and remain adequately capitalized. We have also added a Private Banking Unit that will expand on our core competency by serving the needs of high net worth clients who desire individual attention and specialized service. In addition, we will continue to build on our SBA loan portfolio by capitalizing on our SBA Preferred Lender status.

About 1st Financial Services Corporation

Formed in May 2008, 1st Financial Services Corporation is the parent company of Mountain 1st Bank & Trust Company, and is currently traded on the Over The Counter Bulletin Board under the symbol FFIS. Established in May of 2004, with approximately $800 million in assets, Mountain 1st Bank and Trust’s more than 170 employees serve nine counties in western North Carolina through 14 full service branches. For more information, visit www.mountain1st.com.

Disclosures About Forward Looking Statements

This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Bank’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

101 Jack Street

Hendersonville, NC 28792

828-697-3100

1st Financial Services Corporation Selected Financial Highlights

			Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	For the Year Ended December 31,
	2009	2008
Selected Income Statement Data and Ratios (unaudited)	(dollars in thousands except share and per share data)
Net interest income	$22,535	$20,645	$1,890	9.15%
Provision for loan losses	29,940	6,520	23,420	359.20%
Noninterest income	6,131	4,824	1,307	27.09%
Noninterest expense	22,664	18,512	4,152	22.43%

Income (loss) before income taxes	(23,938)	437	(24,375)	-5577.80%
Income tax expense (benefit)	(5,381)	98	(5,479)	-5590.82%

Net income (loss)	(18,557)	339	(18,896)	-5574.04%
Accretion of preferred stock	203	27	176	651.85%
Preferred dividends accrued	821	105	716	681.90%

Net income (loss) available to common stockholders	$(19,581)	$207	(19,788)	-9559.42%

Net interest margin	3.20%	3.24%	-0.04%	-1.23%
Return on average assets	-2.53%	0.05%	-2.58%	-5051.08%
Return on average common equity	-45.81%	0.69%	-46.50%	-6738.48%
Efficiency ratio	79.06%	72.68%	6.38%	8.77%
Net charge-offs to average total loans, excluding held for sale	1.90%	0.89%	1.01%	112.48%
Nonperforming assets to period end loans and other real estate	6.20%	2.22%	3.98%	179.21%
Nonperforming assets to total assets	4.35%	1.82%	2.52%	138.66%
Net income (loss) per share:
Basic	$(3.91)	$0.04	(3.95)	-9875.00%
Diluted	$(3.91)	$0.04	(3.95)	-9875.00%
Weighted average shares outstanding:
Basic	5,003,184	4,997,027	6,157	0.12%
Diluted	5,003,184	5,234,295	(231,111)	-4.42%

	For the Three Months Ended December 31,		Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	2009	2008
Selected Income Statement Data and Ratios (unaudited)	(dollars in thousands except share and per share data)
Net interest income	$5,410	$5,359	$51	0.95%
Provision for loan losses	10,965	4,280	6,685	156.19%
Noninterest income	1,766	1,095	671	61.28%
Noninterest expense	5,796	4,463	1,333	29.87%

Income (loss) before income taxes	(9,585)	(2,289)	(7,296)	-318.74%
Income tax expense (benefit)	73	(821)	894	-108.89%

Net income (loss)	(9,658)	(1,468)	(8,190)	-557.90%
Accretion of preferred stock	51	27	24	-88.89%
Preferred dividends accrued	205	105	100	-95.24%

Net income (loss) available to common stockholders	$(9,914)	$(1,600)	(8,314)	-519.63%

Net income (loss) per share:
Basic	$(1.98)	$(0.32)	(1.66)	-518.05%
Diluted	$(1.98)	$(0.32)	(1.66)	-518.05%
Weighted average shares outstanding:
Basic	5,009,736	4,997,027	12,709	0.25%
Diluted	5,009,736	4,997,027	12,709	0.25%

101 Jack Street

Hendersonville, NC 28792

828-697-3100

1st Financial Services Corporation Selected Financial Highlights

	As of December 31,		Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	2009	2008
Selected Balance Sheet Data	(unaudited)
	(dollars in thousands except share and per share data)
Total assets	$793,011	$707,136	$85,875	12.14%
Loans, including loans held for sale	558,732	584,033	(25,301)	-4.33%
Allowance for loan losses	28,231	9,013	19,218	213.23%
Deposits	673,282	591,014	82,268	13.92%
Federal funds purchased and securities sold under agreements to repurchase	1,270	1,372	(102)	-7.43%
Borrowings	70,000	48,000	22,000	45.83%
Shareholders’ equity	43,762	62,570	(18,808)	-30.06%
Book value per common share	$5.62	$9.44	(3.82)	-40.47%

101 Jack Street

Hendersonville, NC 28792

828-697-3100